Exhibit (h)(vii)

Distribution Services Agreement

THIS DISTRIBUTION SERVICES AGREEMENT (“Agreement”), effective as of the closing of the Transaction (as defined below) (the “Closing Date”), is by and between Foreside Fund Services, LLC (the “Distributor”) and Equalize Capital LLC (f/k/a Bluestone Capital Partners LLC) (the “Adviser”).

WHEREAS, the Distributor and Bluestone Community Development Fund (f/k/a The 504 Fund) (the “Fund”) have entered into a distribution agreement dated as of the Closing Date (the “Distribution Agreement”) whereby the Distributor acts as the principal underwriter of the Fund; and

WHEREAS, a majority of the interests of Foreside Financial Group, LLC, the indirect parent of the Distributor, are being sold to GC Mountaintop Acquisition Corp., an affiliate of Genstar Capital (the “Transaction”).

Effective as of the Closing Date, the Adviser and the Distributor hereby enter into this Agreement on terms identical to those of the Distribution Services Agreement between the parties effective as of March 1, 2019 (the “Existing Agreement”), which are incorporated herein by reference, except as noted below. Capitalized terms used herein without definition have the meanings given them in the Existing Agreement.

This Agreement will continue in effect throughout the term of the Distribution Agreement, and will terminate automatically upon any termination of the Distribution Agreement; provided, however, that, notwithstanding such termination of the Distribution Agreement, the Adviser will continue to pay to the Distributor all fees and expenses to which the Distributor is entitled pursuant to the Distribution Agreement for services performed through such termination date.

This Agreement may be terminated by the Adviser upon 60 days’ written notice to the Distributor in the event the Adviser no longer serves as investment adviser to the Fund; provided that prior to or on such termination date, the Adviser pays to the Distributor all compensation due as of such termination date.

IN WITNESS WHEREOF, the parties hereto have caused this Distribution Services Agreement to be executed as of the Closing Date.

Foreside Fund Services, LLC		Equalize Capital LLC

By:	/s/ Mark Fairbanks	By:	/s/ Joseph Gladue
Name:	Mark Fairbanks	Name:	Joseph Gladue
Title:	Vice President	Title:	Treasurer